Exhibit 99.1

Ares Capital Corporation Announces Management Promotions

Michael J. Arougheti Named Co-Chairman of the Board

Robert K. deVeer III Promoted to CEO

Mitchell S. Goldstein and Michael L. Smith Promoted to Co-Presidents

NEW YORK, NEW YORK — August 5, 2014 — Ares Capital Corporation (Nasdaq: ARCC) announced today that its Board of Directors has named Michael J. Arougheti as Co-Chairman of the Board and promoted three of its longstanding senior executive officers.

Michael J. Arougheti will assume the role of Co-Chairman of the Board of Ares Capital Corporation, joining current Chairman Bennett Rosenthal.  Mr. Arougheti has served as a director since 2009 and has also served as Chief Executive Officer of Ares Capital Corporation since May 2013 and prior to that as President since its IPO in 2004.  Mr. Arougheti currently serves as President of Ares Management, L.P., a global alternative asset manager, and will continue to serve as a Senior Partner and Co-Head of the Direct Lending Group, as a member of Ares Management’s Board of Directors and Management Committee as well as a member of the Investment Committee of Ares Capital Management LLC, Ares Capital Corporation’s investment adviser.  Mr. Arougheti is a Co-Founder of Ares Management and has been a senior executive since 2004.

Kipp deVeer has been promoted to Chief Executive Officer of Ares Capital Corporation.  Mr. deVeer was named President of Ares Capital Corporation in May 2013.  Mr. deVeer will continue to serve as a Senior Partner and Co-Head of the Direct Lending Group of Ares Management as well as a member of both Ares Management’s Management Committee and Ares Capital Management’s Investment Committee. Mr. deVeer has been a senior executive with Ares Management since 2004.

Mitchell S. Goldstein has been promoted to Co-President of Ares Capital Corporation after serving as Executive Vice President since May 2013. Mr. Goldstein will also continue to serve as a Senior Partner in the Direct Lending Group of Ares Management and as a member of Ares Capital Management’s Investment Committee. Mr. Goldstein has been a senior executive with Ares Management since 2005.

Michael L. Smith has been promoted to Co-President of Ares Capital Corporation after serving as Executive Vice President since May 2013. Mr. Smith will also continue to serve as a Senior Partner in the Direct Lending Group of Ares Management and as a member of Ares Capital Management’s Investment Committee. Mr. Smith has been a senior executive with Ares Management since 2004.

“On behalf of the Board, we congratulate Mike, Kipp, Mitch and Mike on their accomplishments in leading and growing our business as we approach our 10-year anniversary as a public company,” said Mr. Rosenthal, Co-Chairman of Ares Capital Corporation and Senior Partner and Co-Founder of Ares Management. “These new positions demonstrate the confidence we as a Board have in the management team of ARCC.”

“These promotions reflect the depth and quality of our management team and the great confidence we have in Kipp’s leadership and vision for ARCC,” said Mr. Arougheti, Co-Chairman of Ares Capital Corporation.  “I look forward to continuing to create value for ARCC’s shareholders in my new role.”

“Our board has strongly supported the team and I am enthusiastic and confident in taking on these new responsibilities. Our team has a long history together and a strong vision of the future at ARCC,” said Mr. deVeer, Chief Executive Officer of Ares Capital Corporation. “I also want to congratulate Mike, Mitch and Mike on their new roles and look forward to continuing our successful working relationship.”

About Ares Capital Corporation

Ares Capital is a leading specialty finance company that provides one-stop debt and equity financing solutions to the U.S. middle market. Ares Capital originates and invests in senior secured loans, mezzanine debt and, to a lesser extent, equity investments through its national direct origination platform. Ares Capital’s investment objective is to generate both current income and capital appreciation through debt and equity investments primarily in private companies. Ares Capital has elected to be regulated as a business development company, and is externally managed by a subsidiary of Ares Management, L.P. (“Ares Management”) (NYSE:ARES). Ares Management is a publicly traded, leading global alternative asset manager with approximately $77 billion of assets under management as of March 31, 2014. For more information, visit www.arescapitalcorp.com.

Contact:

Carl G. Drake

Jana Markowicz

Ares Capital Corporation

888-818-5298